UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — October 6, 2011

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure.

On October 6, 2011, Assured Guaranty Ltd. made  the following statement available on its website :

Statement on FSA-Insured Guaranteed Investment Contracts and Medium Term Notes October 6, 2011

When Assured Guaranty acquired Financial Security Assurance Holdings Ltd. (FSAH, subsequently renamed Assured Guaranty Municipal Holdings Inc.) from Dexia SA (Dexia) on July 1, 2009, Assured Guaranty did not acquire FSAH’s financial products (FP) segment, which Dexia retained. The entities involved in the FP segment (the FP Companies), all of which are now owned or controlled by Dexia, had issued guaranteed investment contracts (GICs) and medium term notes (MTNs). The GICs and MTNs were guaranteed by Financial Security Assurance Inc. (FSA, subsequently renamed Assured Guaranty Municipal Corp.), which Assured Guaranty did acquire. The FSA guarantees of the FP Companies’ obligations remain in effect, but as part of the acquisition, Assured Guaranty required that it be fully protected against exposure to the FP segment by Dexia and its affiliates through indemnities and other protection arrangements.  Further, as part of the acquisition, the French and Belgian governments guaranteed payments on assets supporting the GICs so long as the FP Companies owned such assets.  The guaranteed assets have been sold as part of the asset divestment program that Dexia announced in May 2011.  Dexia also indemnifies Assured Guaranty for litigation arising out of the FP business retained by Dexia and for MTNs issued by the FP Companies. These arrangements are more fully described in Assured Guaranty’s 2010 Annual Report on Form 10-K under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Liquidity arrangements with respect to AGMH’s former Financial Products Business.”

The FP Companies’ obligations are currently, and at all times in the future required to be, supported by eligible assets in an amount sufficient to allow the FP Companies to meet their obligations. On September 29, 2011, the transaction documents required an analysis of the value of the FP Companies’ assets versus their GIC obligations and other associated liabilities. On that day, the required amount of assets exceeded the liabilities, and therefore Dexia was not required to post additional collateral to support its protection arrangements. Assured Guaranty believes the assets owned by the FP Companies are sufficient for them to meet their GIC obligations and other associated liabilities. However, Dexia is required to post additional collateral if there is any shortfall in assets as compared with liabilities in the future.

On the date of the acquisition, the accreted balance of the GIC liabilities was $11.8 billion.  As of September 30, 2011, that amount had declined to $5.7 billion and, as of such date, the assets of the FP Companies were approximately $7.5 billion, which exceeded the accreted balance of the GIC liabilities by approximately 30%.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this statement reflect Assured Guaranty’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such

statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty’s forward-looking statements regarding indemnity and protection arrangements could be affected by adverse developments in collateral value, Dexia’s financial condition, and the financial strength rating of Assured Guaranty Municipal Corp., as well as by actions taken and to be taken by the French and Belgian governments, and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of October 6, 2011. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By:	/s/ James M. Michener
		Name:	James M. Michener
		Title:	General Counsel

DATE: October 6, 2011